Ex. 99.25(2)(s)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned as trustees of JACKSON REAL ASSETS FUND (333-276061), a Massachusetts business trust, which has filed or will file with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and Investment Company Act of 1940, as amended, various Registration Statements and amendments thereto, for the registration under said Acts of the sale of shares of beneficial interest of Jackson Real Assets Fund, hereby constitute and appoint Susan S. Rhee and Emily J. Bennett, his/her attorney, with full power of substitution and re-substitution, for and in his name, place and stead, in any and all capacities to approve and sign such Registration Statements and any and all amendments thereto, and any other filings in connection therewith, and to file the same, with all exhibits thereto and other documents, granting unto said attorneys, each of them, full power and authority to do and perform all and every act and thing requisite to all intents and purposes as they might or could do in person, hereby ratifying and confirming that which said attorneys, or any of them, may lawfully do or cause to be done by virtue hereof.  This instrument may be executed in one or more counterparts.

IN WITNESS WHEREOF, the undersigned have herewith set their names as of January 1, 2025.

/s/ Eric O. Anyah	/s/ Mark S. Wehrle
Eric O. Anyah, Trustee	Mark S. Wehrle, Trustee

/s/ Michael J. Bouchard	/s/ Edward C. Wood
Michael J. Bouchard, Trustee	Edward C. Wood, Trustee

/s/ Ellen Carnahan	/s/ Patricia A. Woodworth
Ellen Carnahan, Trustee	Patricia A. Woodworth, Trustee

/s/ John W. Gillespie	/s/ Mark D. Nerud
John W. Gillespie, Trustee	Mark D. Nerud, Trustee, President, and Chief Executive Officer (Principal Executive Officer)

/s/ William R. Rybak	/s/ Andrew Tedeschi
William R. Rybak, Trustee	Andrew Tedeschi, Treasurer and Chief Financial Officer (Principal Financial Officer)